As filed with the Securities and Exchange Commission on April 23, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	91-1422237
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1301 A Street, Tacoma, Washington 98402 (253) 305-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Stock Option and Equity Compensation Plan

(Full title of plan)

Copies of communications to:

STEPHEN M. KLEIN ESQ. Graham & Dunn PC 2801 Alaskan Way, Suite 300 Seattle, Washington 98121 (206) 340-9648	MELANIE J. DRESSEL President and Chief Executive Officer 1301 A Street Tacoma, WA 98402 (253) 305-1900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee
Common Shares	1,800,000(1)	$27.16	$48,888,000	$6,296.78

Notes:

1.	Shares of Registrant’s common stock (“Common Stock”) issuable upon the exercise of options outstanding under the 2014 Stock Option and Equity Compensation Plan (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.
2.	Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $27.16 based upon the average of the high ($27.44) and the low ($26.88) trading prices of the common stock, no par value per share of Columbia Banking System, Inc. as reported on the Nasdaq Stock Market on April 21, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Columbia Banking System, Inc. (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) to each participant in the 2014 Stock Option and Equity Compensation Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above.

(c)	The description of the Registrant’s Common Stock contained in the Form 8-K filed with the SEC on June 29, 2009 for the purpose of updating the description of Common Stock contained in the Registration Statement on Form 10 filed by the Registrant on June 8, 1992 and any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares offered pursuant to the Plan will be passed upon by Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121-1128.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The articles of incorporation of the Company provide, among other things, for the indemnification of directors (including directors of subsidiaries), and authorize the board of directors to pay reasonable expense incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for the Company within the scope of his employment, and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The articles of incorporation also include a provision that limits the liability of directors of the Company from any personal liability to the Company or its shareholders for conduct not found to have been egregious.

The Company has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements codify procedural mechanisms pursuant to which directors may enforce the indemnification rights that such directors are granted under the Company’s articles of incorporation and the WBCA.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	2014 Stock Option and Equity Compensation Plan

99.2	Form of Restricted Stock Agreement

99.3	Form of Stock Option Agreement

99.4	Form of Stock Appreciation Rights Agreement

99.5	Form of Restricted Stock Unit Agreement

99.6	Form of Cash Award Agreement

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington on April 23, 2014.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Melanie J. Dressel and Clint E. Stein, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated on April 23, 2014.

Signature	Title

/s/ Melanie J. Dressel Melanie J. Dressel	President, Director and CEO (Principal Executive Officer)

/s/ Clint E. Stein Clint E. Stein	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William T. Weyerhaeuser William T. Weyerhaeuser	Chairman of the Board of Directors

/s/ David A. Dietzler David A. Dietzler	Director

/s/ John P. Folsom John P. Folsom	Director

/s/ Frederick M. Goldberg Frederick M. Goldberg	Director

/s/ Thomas M. Hulbert Thomas M. Hulbert	Director

/s/ Michelle M. Lantow Michelle M. Lantow	Director

/s/ S. Mae Fujita Numata S. Mae Fujita Numata	Director

/s/ Daniel C. Regis Daniel C. Regis	Director

/s/ James M. Will James M. Will	Director

INDEX OF EXHIBITS

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	2014 Stock Option and Equity Compensation Plan

99.2	Form of Restricted Stock Agreement

99.3	Form of Stock Option Agreement

99.4	Form of Stock Appreciation Rights Agreement

99.5	Form of Restricted Stock Unit Agreement

99.6	Form of Cash Award Agreement